UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2006

DRAGON PHARMACEUTICAL INC.

(Exact name of registrant as specified in its charter)

Florida (State or Other Jurisdiction of Incorporation)	0-27937 (Commission File Number)	65-0142474 (IRS Employer Identification No.)

650 West Georgia Street, Suite 310 Vancouver, British Columbia (Address of Principal Executive Offices)	V6B 4N9 (Zip Code)

(604) 669-8817

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 4a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1. –

REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry Into a Material Definitive Agreement

On June 29, 2006, Dragon Pharmaceutical Inc., through its wholly-owned subsidiaries in Canada and China, (collectively “Company”) entered into comprehensive agreements with C&Y Pharmaceutical Investment Holdings Limited in Hong Kong and its subsidiary in China, Shanxi Qianyuan Pharmaceutical Company Limited (collectively ”Buyer”), which is an unaffiliated party, to sell part of Company’s formulation business and to deliver international registration documentation and services for the related product.

The total selling price of the assets and services is US$ 12.63 million, including US$ 7.5 million in cash and US$ 5.13 million assumption of liabilities. The Company anticipates that the transaction will bring a pre-tax non-operating income of US$ 4.5 million over the net book value of assets sold during the third quarter of 2006.

The sale of part of the formulation business was completed on July 1, 2006. Under the terms of the agreement, the Company sold its facilities located in the Economic Development Zone in Datong, 258 drug approvals from the Chinese State Food and Drug Administration (“SFDA”) and the sales network related to formulation drug business marketed primarily to hospitals. The part of the formulation business that was sold in this transaction accounted for approximately 38% and 22% of the Company’s revenues for the full year of 2005 and first three months of 2006 respectively. However, due to the expected increasing contribution of the Chemical division and the on-going impact of the price control of formulation drugs in China, the Company believes that the impact of this part of formulation business sold on the Company’s future revenues would be less than prior periods. In addition, as part of the agreement, the Buyer hired approximately 900 former employees of the Company related to this business including Mr. Zhanguao Weng, an officer and one of Dragon’s directors. Effective June 29, 2006, Mr. Weng resigned as an officer of the Company. Mr. Weng remains a director of and a substantial shareholder of Dragon. The non-cash working capital related to the part of business sold will be settled by August 31, 2006, primarily if accounts receivables plus inventory minus accounts payables as of June 30, 2006, is positive, then Buyer will pay the Company the additional amount and in the event that working capital is negative, the Company will pay this amount to the Buyer.

The delivery of international registration documentation and services of a related product is expected to close on August 1, 2006. Dragon will transfer those documentation of Fostromycin Trometamol Salt for the registration in Italy and other European countries to the Buyer.

Dragon entered into the agreements after a review certain industry trends in the Chinese market, namely, continuous price controls for certain formulation drugs, reform of the sales model for formulation drugs and stricter GMP manufacturing requirements.

The Company considers this transaction as an important strategy for its formulation business to focus on the product groups that carry synergies. After the transaction, the Company still owns 30 drug licenses in the Pharma Division, mostly cephalosporin APIs and powder for injections. With this more focused product combination, the Company believes that it can take advantage of being one of the important producers of 7-ACA, an intermediate for Celphalosporin antibiotics. The Company will use qualified contract manufacturers to produce the Cephalosporin powder for injection and key sales agents and distributors to sell the formulation products in the Chinese market. The Company believes that it will be able to utilize excess production capacity of other formulation producers without having to commit huge capital expenditure in its own production facility.

Meanwhile the chemical products will be the primary main generator of revenues and EPO business will be carried out along the same path, targeting on getting more market share in China.

SECTION 9. FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

The following exhibits are furnished as part of this report:

Exhibit 99.1 – Press Release titled "Dragon Announces the Sale of Part of its Formulation Business"

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DRAGON PHARMACEUTICAL INC.,
a Florida Corporation

Dated: July 6, 2006
/s/ Maggie Deng

Maggie Deng

Chief Operating Officer

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